Exhibit 5.1








                                  212 450 4000





                                                     August 6, 2004


Mueller Group, Inc.
110 Corporate Drive, Suite 10
Portsmouth, NH 03802-3180

Ladies and Gentlemen:

         We have acted as special counsel to Mueller Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's offer to exchange (the "Exchange Offer") its Second Priority Senior Secured Floating Rate Exchange Notes due 2011 and its 10% Senior Subordinated Exchange Notes due 2012 (collectively, the "New Notes") for any and all of its outstanding Second Priority Senior Secured Floating Rate Notes due 2011 and its 10% Senior Subordinated Notes due 2012 (the "Old Notes"). The New Notes will be guaranteed (the "Guarantees") by Anvil International, Inc., AnvilStar, LLC, Henry Pratt Company, Henry Pratt International Ltd., Hersey Meters Co., Hydro Gate Acquisition Corp., James Jones Company, J.B. Smith Mfg Co., Milliken Acquisition Corp., Mueller Co., Mueller International, Inc., Mueller International, LLC, Mueller International Finance, Inc., and Mueller International Finance, LLC (each, a "Guarantor")

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

         Upon the basis of the foregoing, we are of the opinion that:

         1. The New Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the applicable Indenture dated April 23, 2004 among the Company, the Guarantors and Law Debenture Trust Company of New York, as trustee and the Exchange Offer, will be valid and binding obligations of the Company enforceable in accordance with their terms, except (x) as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as may be limited by general principles of equity, regardless of whether enforcement is



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Mueller Group, Inc.                     2                       August 6, 2004



sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

          2. When the New Notes are duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the applicable Indenture and the Exchange Offer, and the Guarantees thereof are duly authorized, executed and delivered by each Guarantor, the Guarantee of each Guarantor will be a valid and binding obligation of such Guarantor enforceable in accordance with its terms, except (x) as may be limited by bankruptcy, insolvency, fraudulent conveyance or similar laws affecting creditors' rights generally, (y) as may be limited by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity and (z) to the extent that a waiver of rights under any usury or stay law may be enforceable.

         In rendering our opinions above:

         1. We do not express any opinion as to the applicability (and, if applicable, the effect) of Section 548 of the United States Bankruptcy Code or any comparable provision of state law to the questions addressed above or on the conclusions expressed with respect thereto.

         2. We express no opinion as to the creation, attachment or perfection of any security interest in any collateral securing the Notes or the Guarantees.

         3. We have assumed that the Company and each Guarantor will be validly existing and in good standing under the laws of its jurisdiction of organization at the time of issuance of the Exchange Notes and the Guarantees.

         We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement relating to the Exchange Offer. We also consent to the reference to us under the caption "Legal Matters" in the Prospectus contained in such Registration Statement.

         This opinion is rendered solely to you in connection with the above matter.

                                                     Very truly yours,


                                                     /s/ DAVIS POLK & WARDWELL